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
                                                                ----------------------------------
                        UNITED STATES                                       OMG APPROVAL
                SECURITIES AND EXCHANGE COMMISSION              ----------------------------------
                    Washington, D.C. 20549                      OMB Number:              3235-0058
                                                                Expires:            April 30, 2009
                         FORM 12b-25                            Estimated average burden
                                                                hours per response .......... 2.50
                 NOTIFICATION OF LATE FILING                    ----------------------------------

                                                                ----------------------------------
                                                                        SEC FILE NUMBER
                                                                           811-4813
                                                                ----------------------------------
                                                                         CUSIP NUMBER
                                                                ----------------------------------

(Check one):   |_| Form 10-K     |_| Form 20-F    |_| Form 11-K     |_| Form 10-Q     |_| Form 10-D    |_| Form N-SAR
               |X| Form N-CSR
               For Period Ended: December 31, 2007
               |_| Transition Report on Form 10-K
               |_| Transition Report on Form 20-F
               |_| Transition Report on Form 11-K
               |_| Transition Report on Form 10-Q
               |_| Transition Report on Form N-SAR
               For the Transition Period Ended: ______________________________

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                      Read Instruction (on back page) Before Preparing Form. Please Print or Type.
   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I   - REGISTRANT INFORMATION

Mellon Institutional Funds Investment Trust


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Full Name of Registrant


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Former Name if Applicable

One Boston Place, 024-0242


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Address of Principal Executive Office (Street and Number)

Boston, Massachusetts 02108


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City, State and Zip Code

PART II  - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar
|X| day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q,10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant has been unable to complete its Form N-CSR for the semi-annual period ended December 31, 2007 due to delays in completing the financial statements required to be included in the Form N-CSR. The Registrant anticipates that it will file its Certified Shareholder Report on Form N-CSR within the period provided by the Securities Exchange Act of 1934, as amended Rule 12b-25.

PART IV  - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   Steven M. Anderson                617                    248-6172
------------------------        -------------         --------------------
        (Name)                   (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).
                                                                  Yes |X| No |_|

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                Yes |_|  No |X|

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                   Mellon Institutional Funds Investment Trust
              -----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2008                    By:  /s/ STEVEN M. ANDERSON
                                            ------------------------------------
                                            Steven M. Anderson
                                            Vice President, Treasurer and
                                            Chief Financial Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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